EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this August 3, 2007 by and between David P. Wright (the “Executive”) and Healthcare Acquisition Corp., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Executive has been employed by PharmAthene, Inc., a Delaware corporation (“PharmAthene”) and a party to the Agreement and Plan of Merger, dated as of January 19, 2007 (the “Merger Agreement”), with the Company and PAI Acquisition Corp. pursuant to which it is contemplated that, subject to satisfaction or waiver of all conditions set forth in the Merger Agreement, PharmAthene will become the sole wholly-owned subsidiary of the Company and the Company will change its name to PharmAthene, Inc.; and

WHEREAS, in connection with the merger, the parties desire to transition the Executive from the position of Chief Executive Officer of PharmAthene, Inc., the pre-merger company and merger party, to Chief Executive Officer of the Company; and

WHEREAS, in entering into this Agreement, the Board of Directors of the Company (the “Board”) desires to provide the executive with substantial incentives to serve the Company as one of its senior executives performing at the highest level of leadership and stewardship to manage the Company’s future growth and development and to maximize the returns to the Company’s stockholders;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1.
Employment; Term. The Company hereby agrees, provided that the Executive continues to be employed by PharmAthene on the date of the consummation of the contemplated merger, to employ the Executive and the Executive hereby accepts employment by the Company upon the terms and conditions hereinafter set forth for the period commencing on the date of consummation of the contemplated merger (the “Effective Date”) and ending on the first anniversary of such date. The term of this Agreement shall be automatically extended for an additional year on each anniversary of the date hereof unless written notice of non-extension is provided by either party to the other party at least 90 days prior to such anniversary. The period of the Executive’s employment under this Agreement, as it may be terminated or extended from time to time as provided herein is referred to as the “Employment Period.”

2.	Position and Duties.

a.
Position and Duties Generally. The Executive shall be employed by the Company in the position of Chief Executive Officer and shall faithfully render such executive, managerial, administrative and other services as are customarily associated with and incident to such position and as the Company may from time to time reasonably require consistent with such position. The Executive shall report to the Board of Directors or the Board’s designee.

b.
Other Positions. The Executive shall hold such other positions and executive offices with the Company and/or of any of the Company’s subsidiaries or affiliates as may from time to time be authorized by the Board. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Employment Period in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Compensation Committee specifically approves such additional compensation.

c.
Devotion to Employment. Except for vacation time taken in accordance with the Company’s vacation policy in effect from time to time and in accordance with the terms of this Agreement and for absences due to temporary illness, the Executive shall be a full-time employee of the Company and shall devote full time, attention and efforts during the Employment Period to the business of the Company and the duties required of him in his position. During the Employment Period, the Executive shall not be engaged in any other business activity which, in the reasonable judgment of the Board or its designee, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

d.
Director Status. The Company shall (i) nominate the Executive for re-election to the Board throughout the Employment Period on each occasion during the Employment Period when his term as a director is scheduled to expire, (ii) in all proxy and other materials, recommend that the stockholders vote in favor of the Executive’s election as a director, (iii) not directly or indirectly oppose or withdraw support from the Executive, and (iv) solicit proxies from the stockholders authorizing the named proxy holders to vote in favor of the Executive’s candidacy. The Executive agrees that in the event of the termination of his employment under this Agreement or of his resignation, he shall tender his resignation from the Board as well.

e.
Other Directorships. The Executive may serve as a non-management director of one or more businesses or not-for-profit organizations provided, however, that the Executive may not serve in such capacity with respect to more than two organizations at any one time without the prior written approval of the Board.

3.	Compensation; Reimbursement.

a.
Base Salary. For the Executive’s services, the Company shall pay to the Executive an annual base salary of not less than $392,000 per annum, payable in equal periodic installments according to the Company’s customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be subject to review annually by the Compensation Committee and shall be subject to increase at the option and sole discretion of the Compensation Committee.

b.
Bonus. The Executive shall be eligible to receive at the sole discretion of the Compensation Committee, an annual cash bonus of up to an additional 30% of his base salary. In addition, the Executive may be eligible for additional bonuses at the option and sole discretion of the Compensation Committee based upon based upon the achievement of certain pre-determined performance milestones.

c.	Benefits Generally.

i.
In addition to the salary and cash bonus described above, the Executive shall be entitled during the Employment Period to participate in such employee benefit plans and programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company generally to employees of the level, position, tenure, salary, age, health and other qualifications of the Executive including, without limitation, medical, dental and vision insurance coverage for the Executive and his dependents, disability, death benefit and life insurance and pension plans.

ii.
Without limiting the generality of the foregoing, the Executive shall be eligible for such awards, if any, including stock and stock options under the Company’s 2007 Long-Term Incentive Plan or such other plan as the Company may from time to time put into effect as shall be granted to the Executive by the Compensation Committee or other appropriate designee of the Board acting in its sole discretion.

iii.
The Executive acknowledges and agrees that the Company does not guarantee the adoption or continuance of any particular employee benefit plan and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

d.	Stock Options.

i.
Contemporaneously with the execution of this Agreement, Executive has been granted a stock option to purchase 780,000 shares of the Company’s common stock (the “Initial Stock Option”) pursuant to the Company’s 2007 Long-Term Incentive Plan and subject to the terms and conditions of such Plan and of a stock option agreement, dated the date hereof, by the Company and the Executive which shall be executed contemporaneously with the execution of this Agreement.

ii.
The Initial Stock Option shall have a term of 10 years and, subject to possible acceleration of vesting as otherwise provided herein, the Initial Stock Option shall vest over a 5 year period with 25% of the shares under the Initial Stock Option being exercisable on the first anniversary of the grant date and the remainder of the Initial Stock Option vesting monthly on a pro-rata basis over the succeeding 48 months following the first anniversary such that 100% of the shares under the Initial Stock Option shall be exercisable after 5 years from the grant date.

iii.
The per share exercise price of the Initial Stock Option shall be the fair market value of a share of the common stock of the Company on the date of grant as determined by the Compensation Committee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations of and the interpretive guidance issued by the Department of the Treasury.

iv.
The number of shares subject to the Option shall be equitably adjusted in the event of any change in the number of shares of the Company’s commons stock outstanding by reason of any stock dividend or split, reverse stock split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change occurring after the commencement of the Executive’s employment under this Agreement.

v.	Additional future grants of stock options may be made to the Executive at the discretion of the Compensation Committee.

e.	Restricted Stock Awards.

i.
Contemporaneously with the execution of this Agreement, the Executive has been granted a restricted stock award of 100,000 shares of the Company’s common stock (the “Initial Restricted Stock Award”) pursuant to the Company’s 2007 Long-Term Incentive Plan and subject to the terms and conditions of such Plan and of a restricted stock agreement, dated the date hereof, by the Company and the Executive which shall be executed contemporaneously with the execution of this Agreement. The shares issued under the Initial Restricted Stock Award (the “Restricted Shares”) shall, subject to possible acceleration of vesting as otherwise provided herein, vest over a 5 year period with 25% of the Restricted Shares subject to the Initial Restricted Stock Award vesting on the first anniversary of the grant of the Initial Restricted Stock Award and the remainder vesting monthly on a pro-rata basis over the succeeding 48 months following the first anniversary such that 100% of the Restricted Shares shall be vested after 5 years from the grant date. All Restricted Shares (including any shares received by the Executive with respect to the Restricted Shares as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to (1) customary restrictions on ownership and transfer set forth in the restricted stock agreement and (2) the vesting requirements set forth in this Section 3(e); provided, however, that such vesting requirements shall be modified upon the termination of the Executive’s employment, other than in the event of Voluntary Termination or Termination for Cause, in accordance with Section 9 of this Agreement.

ii.
Except as provided herein and in the restricted stock agreement, the Executive shall have all rights of a stockholders with respect to the Restricted Shares including the right to receive dividends or other distributions and the right to vote the Restricted Shares provided that any such dividends or other distributions shall be retained by the Company unless and until the Restricted Shares in respect of which such dividends or other distributions were paid shall have vested.

iii.
During the period prior to the time that any particular Restricted Shares become vested and the restrictions thereon lapse, the Executive may not sell, transfer, pledge or otherwise encumber or dispose of the Restricted Shares and any attempted sale, transfer, pledge or other encumbrance or disposition (whether voluntary or involuntary) in violation of this Section shall be null and void.

iv.
The Compensation Committee shall appoint an executive officer of the Company or such other escrow holder who shall retain physical custody of the each certificate representing the Restricted Shares until the Restricted Shares have vested. Upon vesting of any Restricted Shares, the certificates evidencing such Restricted Shares shall be delivered promptly to the Executive. In the case of the Executive’s death, such certificates shall be delivered to the beneficiary designated in writing by the Executive pursuant to a form of designation provided by the Company, to the Executive’s legatee or to his personal representative as the case may be. Unless registered under the Securities Act of 1933, as amended, certificates evidencing the Restricted Shares shall bear the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS, IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

v.
The Company shall have the right, but not the obligation, to repurchase from the Executive, immediately upon the termination of the Executive’s employment if such termination is a Termination for Cause, such Restricted Shares as are vested on the date of termination at a cash price per share equal to the fair market value of such Restricted Shares on the date of termination.

vi.	Additional future grants of restricted stock awards may be made to the Executive at the discretion of the Compensation Committee.

f.	Vacation. The Executive shall be entitled to 30 days of vacation in each calendar year.

g.
Expenses. The Company shall reimburse the Executive in accordance with the practices in effect from time to time for other officers or staff personnel of the Company for all reasonable and necessary business and travel expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of the Executive’s duties hereunder, upon presentation by the Executive to the Company of appropriate supporting documentation.

h.
Certain Legal Expenses. The Company shall reimburse the Executive for the reasonable attorneys’ fees incurred by him in connection with the negotiation and preparation of this Agreement up to an aggregate of $10,000.

i.
Perquisites. The Executive shall be entitled to those perquisites as the Company shall make available from time to time to other executive officers of the Company, which shall include, without limitation, the costs associated with the use of an automobile in an amount not to exceed $1,000 per month and the costs for Executive’s use of a cellular telephone and personal digital assistant to the extent such equipment is used for business purposes.

4.
Death; Disability. In the event that the Executive dies or is incapacitated or disabled by accident, sickness or otherwise, so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement for a period that would entitle the Executive to qualify for long-term disability benefits under the Company’s then-current long-term disability insurance program or, in the absence of such a program, for a period of 120 consecutive days or longer (such condition being herein referred to as a “Disability”) then (i) in the case of the Executive’s death, the Executive’s employment shall be deemed to terminate on the date of the Executive’s death and (ii) in the case of a Disability, the Company, at its option, may terminate the employment of the Executive under this Agreement immediately upon giving the Executive notice to that effect. The determination to terminate the Executive in the event of a Disability shall be made by the Board or the Board’s designee. In the case of a Disability, until the Company shall have terminated the Executive’s employment hereunder in accordance with the foregoing, the Executive shall be entitled to receive compensation provided for herein notwithstanding any such physical or mental disability.

5.
Termination For Cause. The Company may terminate the employment of the Executive hereunder at any time during the Employment Period for “cause” (such termination being herein referred to as a “Termination for Cause”) by giving the Executive notice of such termination, which termination shall be effective on the date of such notice or such later date as may be specified by the Company. For purposes of this Agreement, “Cause” means (i) the Executive’s willful and substantial misconduct that is materially injurious to the Company and is either repeated after written notice from the Company specifying the misconduct or is continuing and not corrected within 20 days after written notice form the Company specifying the misconduct, (ii) the Executive’s repeated neglect of duties or failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company after written notice from the Company specifying the neglect or failure to act, (iii) the Executive’s material breach of any of the agreements contained in Sections 11, 12, 13 or 14 hereof or of any of the Company’s policies, (iv) the commission by the Executive of any material fraudulent act with respect to the business and affairs of the Company, (v) the Executive’s conviction of (or plea of nolo contendere to) a crime constituting a felony, (vi) demonstrable gross negligence, or (vii) habitual insobriety or use of illegal drugs by the Executive while performing his duties under this Agreement which adversely affects the Executives performance of his duties under this Agreement.

6.
Termination Without Cause. The Company may terminate the employment of the Executive hereunder at any time without “cause” or fail to extend this Agreement pursuant to the terms hereof (such termination being herein referred to as “Termination Without Cause”) by giving the Executive notice of such termination, upon the giving of which such termination shall take effect not later than 30 days from the date such notice is given.

7.
Voluntary Termination by Executive. Any termination of the employment of the Executive by the Executive otherwise than as a result of death or Disability or for Good Reason (as defined below) (such termination being herein referred to as “Voluntary Termination”). A Voluntary Termination will be deemed to be effective immediately upon such termination.

8.
Termination by Executive for Good Reason. Any termination of the employment of the Executive by the Executive for Good Reason which shall be deemed to be equivalent to a Termination without Cause. For purposes of this Agreement “Good Reason” means (i) any material breach by the Company of any of its obligations under this Agreement, (ii) any material reduction in the Executive’s duties, authority or responsibilities without his consent, (iii) any assignment to the Executive of duties or responsibilities materially inconsistent with his position and duties contained in this Agreement without his consent, (iv) a relocation of the Company’s principal executive offices or the Company determination to require the Executive to be based anywhere other than within 25 miles of the location at which the Executive on the date hereof performs his duties; (v) the taking of any action by the Company which would deprive the Executive of any material benefit plan (including, without limitation, any medical, dental, disability or life insurance); or (vi) the failure by the Company to obtain the specific assumption of this Agreement by any successor or assignee of the Company or any person acquiring substantially all of the Company’s assets; provided, however, that the Executive may not terminate the Employment Period for Good Reason unless he first provides the Company with written notice specifying the Good Reason and providing the Company with 20 days in which to remedy the stated reason.

9.	Effect of Termination of Employment.

a.
Voluntary Termination; Termination For Cause. Upon the termination of the Executive’s employment as a result of his Voluntary Termination or a Termination For Cause, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the unpaid portion of the base salary provided for in Section 3(a) hereof, computed on a pro rata basis to the date of termination, (ii) payment of his accrued but unpaid amounts and extension of applicable benefits in accordance with the terms of any incentive compensation, retirement, employee welfare or other employee benefit plans or programs of the Company in which the Executive is then participating in accordance with the terms of such plans or programs, and (iii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 3 hereof. In such event, the Initial Stock Option and shares of the Initial Restricted Stock Award to the extent not vested as of the date of termination shall be forfeited to the Company (without any further action on the part of the Company or the Executive) and the Executive shall have no further rights in such regard.

b.
Termination Without Cause; Termination for Good Reason. Upon the termination of the Executive’s employment as a result of a Termination Without Cause or for Good Reason, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 9(a) hereof and (ii) severance payments in the form of a continuation of the Executive’s base salary as in effect immediately prior to such termination for a period of 12 months following the effective date of such termination. In such event, an amount of shares equal to up to 25% of the total aggregate amount of the Initial Stock Option and the Restricted Stock Award granted to the Executive shall become vested. The balance of such unvested Initial Stock Option and shares of the Initial Restricted Stock Award shall be forfeited to the Company (without further action on the part of the Company or the Executive) as of the date of termination and the Executive shall have no further rights with respect to such balance. To the extent that severance payments shall be payable under this Agreement such payments shall be in consideration for and only after the Executive executes a General Release containing terms reasonably satisfactory to the Company.

c.
Death and Disability. Upon the termination of the Executive’s employment as a result of death or Disability, neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights or claims against the Company under this Agreement except the right to receive the payments and other rights provided for in Section 9(a) hereof. In such event, an amount of shares equal to up to 25% of the total aggregate amount of the Initial Stock Option and the Restricted Stock Award granted to the Executive shall become vested. The balance of such unvested Initial Stock Option and shares of Initial Restricted Stock Award shall be forfeited to the Company (without further action on the part of the Company or the Executive) as of the date of termination and the Executive shall have no further rights with respect to such balance.

d.
Forfeiture of Rights. In the event that, subsequent to termination of employment hereunder, the Executive (i) breaches any of the provisions of Sections 11, 12, 13 or 14 hereof or (ii) makes or facilitates the making of any adverse public statements or disclosures with respect to the business or securities of the Company, all payments and benefits to which the Executive may otherwise have been entitled shall immediately terminate and be forfeited, and any portion of such amounts as may have been paid to the Executive shall forthwith be returned to the Company.

10.	Change in Control Provisions.

a.
Effect of Termination Following Change in Control. In the event of a Change in Control during the Employment Period and a subsequent termination of the Executive’s employment, either by the Company as a consequence of the Change in Control or any other Termination Without Cause or by the Executive for Good Reason, then (i) Executive shall be entitled to receive (A) the payments and other rights provided in Section 9(b) of this Agreement and (B) the benefits and other rights provided in Section 10(a) of this Agreement; and (ii) the Initial Stock Option and shares of the Initial Restricted Stock Award held by the Executive and not then vested shall become immediately and fully vested as of the effective date of the termination.

b.
Definition of Change in Control. For purposes of this Agreement, a “Change in Control” means and shall be deemed to have occurred upon: (i) an acquisition subsequent to the date hereof by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (“Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company; (ii) the approval by the stockholders of the Company of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property; (iii) the approval by stockholders of the Company of the issuance of shares of Common Stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 40% of the number of shares of Common Stock outstanding immediately prior to the consummation of such transaction; (iv) the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or (v) the adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

11.
Disclosure of Confidential Information. The Executive shall not, directly or indirectly, at any time during or after the Employment Period, disclose to any person, firm, corporation or other business entity, except as required by law, or use for any purpose except in the good faith performance of the Executive’s duties to the Company, any Confidential Information (as herein defined). For purposes of this Agreement, “Confidential Information” means all trade secrets and other non-public information of a business, financial , marketing, technical or other nature pertaining to the Company or any subsidiary, including information of others that the Company or any subsidiary has agreed to keep confidential; provided, however, that Confidential Information shall not include any information that has entered or enters the public domain (other than through breach of the Executive’s obligations under this Agreement) or which the Executive is required to disclose by law or legal process. Upon the Company’s request at any time, the Executive shall immediately deliver to the Company all materials in the Executive’s possession which contain Confidential Information.

12.	Restrictive Covenant.

a.
Term of Restrictive Covenant. The Executive hereby acknowledges and recognizes that, during the Employment Period, the Executive shall be privy to trade secrets and Confidential Information critical to the Company’s business and the Executive further acknowledges and recognizes that the Company would find it extremely difficult or impossible to replace the Executive and, accordingly, the Executive agrees that, in consideration of the benefits to be received by the Executive hereunder, the Executive shall not, from and after the date hereof, throughout the Employment Period, and for a period of 12 months following the termination of the Employment Period (i) directly or indirectly engage in the development, production, marketing or sale of products that compete (or, upon commercialization, would compete) with products of the Company being developed (so long as such development has not been abandoned), marketed or sold at the time of the termination of the Employment Period (such business or activity being herein referred to as a “Competing Business”) whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, (ii) assist others in engaging in any Competing Business in the manner described in the foregoing clause (i), or (iii) induce other employees of the Company or any subsidiary thereof to terminate their employment with the Company or any subsidiary thereof or engage in any Competing Business or hire any employees of the Company or any subsidiary unless such persons have not been employees of the Company for at least 12 months.

b.
Sufficient Consideration. The Executive understands that the foregoing restrictions may limit the ability of the Executive to earn a livelihood in a business similar to the business of the Company, but nevertheless believes that the Executive has received and shall receive sufficient consideration and other benefits, as an employee of the Company and as otherwise provided hereunder, to justify such restrictions which, in any event (given the education, skills and ability of the Executive), the Executive believes would not prevent the Executive from earning a living.

13.
Non-Disparagement. The Executive shall not engage in conduct, through word, act, gesture or other means, or disclose any information to the public or any third party which (i) directly or indirectly discredits or disparages in whole or in part the company, its subsidiaries, divisions, affiliates and/or successors as well as the products and the respective officers, directors, stockholders and employees of each of them; (ii) is detrimental to the reputation, character or standing of these entities, their products or any of their respective officers, directors, stockholders and/or employees; or (iii) which generally reflects negatively on the management decisions, strategy or decision-making of these entities.

14.
Company Right to Inventions. The Executive shall promptly disclose, grant and assign to the Company, for its sole use and benefit, any and all inventions, improvements, technical information and suggestions relating in any way to the business of the Company which the Executive may develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith: (i) the Executive shall, without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world, and (ii) the Executive shall render to the Company, at its expense (including a reasonable payment for the time involved in case the Executive is not then in its employ), all such assistance as it may require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

15.
Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.

16.	Remedies; Survival.

a.
Injunctive Relief. The Executive acknowledges and understands that the provisions of the covenants contained in Sections 11, 12, 13 and 14 hereof, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the Company, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by the Executive of the provisions of Sections 11, 12, 13 or 14 hereof, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.

b.
Survival. Notwithstanding anything contained in this Agreement to the contrary, the provisions of the Sections 3, 9, and 11 through 17 hereof shall survive the expiration or earlier termination of this Agreement until, by their terms, such provisions are no longer operative.

17.
Notices. Notices and other communications hereunder shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company prior to the Effective Date to:

Healthcare Acquisition Corp.
2116 Financial Center
666 Walnut Street
Des Moines, Iowa 50309

with a copy to:
Ellenoff, Grossman & Schole, LLP
370 Lexington Avenue, 19th Floor
New York, New York 10017
Attention: Brian Daughney, Esq.

if to the Company after the Effective Date to:

PharmAthene, Inc.
175 Admiral Cochran Drive, Suite 101
Annapolis, MD 21401

with a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Attention: Jeffrey Baumel, Esq.

if to the Executive to:

David P. Wright

with a copy to :

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery, if personally delivered; on the business day after the date when sent, if sent by air courier; and on the third business day after the date when sent, if sent by mail, in each case addressed to such party as provided in this Section 16 or in accordance with the latest unrevoked direction from such party.

18.	Binding Agreement; Benefit. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

19.
Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland applicable to contract made and to be performed therein. Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Maryland or in Federal court located within that State. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Maryland law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing shall be deemed in every respect effective and valid personal service of process upon such party.

20.
Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

21.
Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereof. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

22.	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23.
Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

24.
409A Compliance. The intent of the Executive and the company is that the severance and other benefits payable to the Executive under this Agreement not be deemed “deferred compensation” under, and shall otherwise comply with, Section 409A of the Internal Revenue Code of 1986, as amended. The Executive and the Company agree to use reasonable best efforts to amend the terms of this Agreement from time to time as may be necessary to avoid the imposition of liability under Section 409A of the Code in any manner that does not materially alter the substantive rights and obligations of the parties hereunder.

25.
Executive’s Acknowledgement. The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and (b) that he has read and understands the Agreement, is fully aware of its legal effect and has entered into it freely based on his own judgment.

26.
Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the provisions hereof shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

27.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes constitute one agreement which is binding on all of the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE

/s/ David P. Wright
David P. Wright
HEALTHCARE ACQUISITION CORP.

By	/s/ John Pappjohn
Name: John Pappajohn
Title: Chairman